DATA

PART A – This part lists your personal data.

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]
[Available only under NQ Contracts]
[Joint Owner:]	[JANE DOE]	Age: [55]	Sex: [Female]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Applicable for NQ Contracts]
[Joint Annuitant:]	[JANE DOE] Age: [55] Sex: [Female]

[Applicable to Inherited IRA/Roth IRA Contracts]

Owner:	[JOHN DOE JR. as beneficiary of JOHN DOE SR’s. [Roth] IRA] If the Owner is a trust, then the Annuitant must be the oldest beneficiary of the trust.

[If the Owner is the sole spousal beneficiary under the deceased owner’s [Roth] IRA then the following designation will appear after the Owner’s name:] [“Special Surviving Spouse”]

Deceased Owner of Original [Roth] IRA: [John Doe, Sr.] Date of Death of Original [Roth] IRA Owner: [xx/xx/xx]

[Applicable to Non-Spousal Beneficiary Continuation Option Tax-Qualified Retirement Plan Funds Direct Rollover to Traditional IRA Contracts/Certificates]

Owner:	[JOHN DOE JR. as beneficiary of JOHN DOE SR’s. Applicable Plan] If the Owner is a trust, then the Annuitant must be the oldest beneficiary of the trust.

Deceased Participant of Original Applicable Plan: [John Doe, Sr.] Date of Death of Deceased Participant of Original Applicable Plan: [xx/xx/xx]

Beneficiary:             [JANE DOE]

Contract Number:             [00000]

Endorsements	Attached:

[Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the

Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s)]

[Market Segment Endorsements]

[Endorsement Applicable to Non-Qualified Contracts

Endorsement Applicable to Traditional IRA Contracts

Endorsement Applicable to Roth IRA Contracts

Endorsement Applicable to Custodial [Roth] IRA Contracts

Inherited Traditional IRA Beneficiary Continuation Option (“BCO”) Endorsement

Inherited Roth IRA Beneficiary Continuation Option (“BCO”) Endorsement]

[Investment Options Endorsements]

[Endorsement Applicable to Special Money Market Dollar Cost Averaging

Endorsement Applicable to Protection with Investment Performance Account Investment Options]

Data Page 1

[Optional Riders Attached:

Guaranteed Income Benefit Rider

Guaranteed Minimum Death Benefit Rider – Greater of Death Benefit

Guaranteed Minimum Death Benefit Rider – Highest Anniversary Value

Guaranteed Minimum Death Benefit Rider – Return of Principal]

Issue Date:	[January 1, 2011]
Contract Date:	[January 1, 2011]
[Maturity Date :	[January 1, 2046]

The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant’s [ 95th] birthday (see Section 7.02 of the Contract). The Maturity Date is based on the Annuitant’s date of birth and will not change under the Contract except as described in Section 7.02. If there is a successor Annuitant named under the Contract, the Maturity Date will not change and will continue to be based on the original Annuitant’s date of birth. [For NQ Contracts with Joint Annuitants] [For Contracts with Joint Annuitants, the age of the older Annuitant determines the Maturity Date.

You may request in writing to us an Annuity Commencement Date earlier than the Maturity Date shown above. Such request must be received by the Processing Office at least [60] days prior to the Annuity Commencement Date you request.]

[Applicable to Inherited Traditional IRA/Roth IRA including Non-Spousal Applicable Plan Beneficiary Owned (also referred to as “Non-Spousal QP to Inherited IRA BCO”) Contracts]

[BCO Distribution Commencement Date: [xx/xx/xx]]

Data Page 2

[If GIB is elected the following will appear]

[Initial [Annual] Rollup Rate:

Your initial [Annual] Rollup Rate is [5.00%]. [This rate is greater than the rate derived from the formula shown below.] [This rate will apply for [2] Contract Years. After completion of [2] Contract Years, your Rollup Rate will be determined by the formula below.]

Your Initial Deferral Bonus Rollup Rate is [7.00%]. [This rate is greater than the rate derived from the formula shown below.] [This rate will apply for [2] Contract Years. After completion of [2] Contract Years, your Deferral Bonus Rollup Rate will be determined by the formula below.]

Ten Year Treasuries Formula Rate for the [second] and later Contract Years –

The minimum [Annual] Rollup Rate for [each] [Contract Year] following [the] [second Contract Date Anniversary] will be equal to the average of the rates for [ten-year] U.S. Treasury notes on each day for which such rates are reported during the [20] calendar days ending on the [15th] day of the month immediately preceding the calendar [quarter] in which the [Contract Date Anniversary] falls, [plus [1.00%] rounded to the [nearest/lowest] [0.10%] increment]. The minimum [Annual] Rollup Rate will never be less than [4%] or more than [8%]. U.S. Treasury rates will be determined from the Federal Reserve Selected Interest Rates – H-15 (Constant Maturity Series) or such comparable rates as may be published by the United States Treasury Department or generally available reporting services if the Constant Maturity Series is discontinued. We reserve the right to set a higher rate than that derived by this formula.]

[After your [second Contract Date Anniversary], the minimum rate will be no less than [4%] for the next [[4] Contract Years]. After the [[6th] Contract Year] and for the next [[5] Contract Years], the minimum rate will be no less than [2%], and thereafter the minimum rate will be no less than [1.5%]].

Deferral Bonus Ten Year Treasuries Formula Rate –

The minimum Deferral Bonus Rollup Rate for [each] [Contract Year] following [the] [second Contract Date Anniversary] will be equal to the average of the rates for [ten-year] U.S. Treasury notes on each day for which such rates are reported during the [20] calendar days ending on the [15th] day of the month immediately preceding the calendar [quarter] in which the [Contract Date Anniversary] falls, [plus [1.50%] rounded to the [nearest/lowest] [0.10%] increment]. The minimum Deferral Bonus Rollup Rate will never be less than [4%] or more than [8%]. U.S. Treasury rates will be determined from the Federal Reserve Selected Interest Rates – H-15 (Constant Maturity Series) or such comparable rates as may be published by the United States Treasury Department or generally available reporting services if the Constant Maturity Series is discontinued. We reserve the right to set a higher rate than that derived by this formula.]

[After your [second Contract Date Anniversary], the minimum rate will be no less than [4%] for the next [[4] Contract Years]. After the [[6th] Contract Year] and for the next [[5] Contract Years], the minimum rate will be no less than [2%], and thereafter the minimum rate will be no less than [1.5%]].

Data Page 3

PART B – This part describes certain provisions of your Contract.

Guaranteed Interest Option:
Initial Guaranteed Interest Rate	[2.75% through January 31, 2011;
Annual Guaranteed Interest Rate	1.5% through December 31, 2011]
Lifetime Minimum Guaranteed Interest Rate	[1.5%]

Initial Contribution Received:	[$100,000.00]

Investment Options (See Sections 2.01 and 2.02 of the Contract)

Investment Options available. Your initial allocation is shown. [You may not allocate amounts to more than [90] Investment Options at any time.]

•	[Account for Special Money Market Dollar Cost Averaging*]

*Your Contract Fee for this Account will never exceed the charge for the Investment Performance Account Investment Options shown in Part C.

Investment Performance Account Investment Options
	Amount Allocated
[EQ/AllianceBernstein Small Cap Growth*
	[$	50,000	]
EQ/Blackrock International Value
EQ/International Core PLUS
EQ/International Growth
EQ/Mid Cap Index
EQ/Mid Cap Value PLUS**
EQ/Oppenheimer Global
EQ/Small Company Index
Multimanager International Equity
Multimanager Mid Cap Growth
Multimanager Mid Cap Value
Multimanager Small Cap Growth
Multimanager Small Cap Value
EQ/Money Market]
	[$	0.00	]

An asterisk (either *, **, or ***), identifies Variable Investment Options to which certain charges under Part C apply.

Guaranteed Interest Option (“GIO”)	[$50,000]

[No more than [25%] of the total Annuity Account Value of the Investment Performance Account Investment Options [and the Protection with Investment Performance Account Investment Options] may be allocated to the GIO]

Total (Amount Allocated to Investment Performance Account Investment Options): [$100,000.00]

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [49]]

Data Page 4

Protection with Investment Performance Account Investment Options: [Amounts are allocated in compliance with the Allocation Limits described in the Endorsement Applicable to Protection with Investment Performance Account Investment Options.]

[Category 1 AXA Strategic Allocation Investment Options]

Amount Allocated
[AXA Balanced Strategy***	[$	20,000	]
AXA Conservative Growth Strategy
AXA Conservative Strategy
AXA Moderate Growth Strategy]

[Category 2 Fixed Income Variable Investment Options Investment Options]

Amount Allocated
[EQ/Core Bond Index*	[$	80,000	]
EQ/Intermediate Gov’t Bond Index]

[Category 3 Equity Variable Investment Options ]

Amount Allocated
[ATM 400
ATM 500
ATM 2000
ATM EIFA
AXA Growth Strategy]

An asterisk (either *, **, or ***), identifies Variable Investment Options to which certain charges under Part C apply.

Total (Amount Allocated to Protection with Investment Performance Account Investment Options): [$100,000.00]

Total Amount Allocated to Account for Special [Money Market] Dollar Cost Averaging and Investment Performance Account Investment Options and Protection with Investment Performance Investment Options: [$200,000.00]

Your allocation of Account Value will be rebalanced [quarterly] in accordance with an applicable Rider or Endorsement.

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [49].

Data Page 5

Contributions and Allocations (See Sections 3.01 and 3.02 of the Contract):

Initial Contribution minimum: [$25,000] Subsequent Contribution minimum: [$500] [Subsequent Contributions to the Investment Performance Account Investment Options can be made until the older of the original Annuitant and Owner attain age [86] or if later, the first Contract Date Anniversary.] [If GIB or an optional GMDB is elected the following will appear] [Subsequent Contributions to the Protection with Investment Performance Account Investment Options can be made until the older of the original Annuitant and Owner attain age [75] or if later, the [first] Contract Date Anniversary.]

[If GIB or an optional GMDB is elected the following will appear]

[Subsequent Contributions to the Protection with Investment Performance Account Investment Options are not permitted after the date the first Withdrawal is taken from the Protection with Investment Performance Account Value.

No additional Contributions or transfers may be made to the Protection with Investment Performance Account Investment Options on or after the Benefit Transaction Date (see Part II. E. of the GIB Rider). Transfers and Contributions to Protection with Investment Performance Account Investment Options may not exceed a total of [$1,500,000]. No Contributions may be made to any supplementary contract.

We may discontinue Contributions and/or transfers to the Protection with Investment Performance Account Investment Options upon advance written notice to you. The advance notice period is shown immediately below. Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline. If we discontinue Contributions and transfers to the Protection with Investment Performance Account Investment Options, any subsequent Contribution or automated transfer will be allocated to the Investment Performance Account Investment Options corresponding to the Protection with Investment Performance Account Investment Options that were specified in your allocation instructions. If we are not offering such Investment Performance Account Investment Option as of the discontinuance date, we may substitute an Investment Performance Account Investment Option that has a different name or investment manager provided it has a substantially similar investment policy. [If a specific Protection with Investment Performance Account Investment Option is closed, we may allocate any subsequent Contributions and transfer amounts to such Protection with Investment Performance Account Investment Option to the [AXA Balanced Strategy] Investment Option.]

The advanced notice period for discontinuance or limitation of Contributions is [45] days.]

[For issue ages 0 to 80, the following text will appear]

[We may refuse to accept any Contribution if the sum of all Contributions under all [“Retirement Cornerstone”] Contract with the same Annuitant or Owner would then total more than [$1,500,000]. [If we accept any such Contribution under this Contract, your Investment Options may be limited to the Investment Performance Account Investment Options.] [For issue ages 81-85, the following sentence will replace the first sentence of this paragraph] [We may refuse to accept any Contribution if the sum of all Contributions under your Contract/Certificate would then total more than $500,000.]

[If the Guaranteed Income Benefit Rider is elected] [We reserve the right to limit aggregate Contributions and transfers to the Protection with Investment Performance Account Investment Options after the first Contract Year in which a Contribution or transfer is made to any of those Investment Options (the “initial allocation year”) to [150%] of the total amount of the Contributions and transfers to the Protection with Investment Performance Account Investment Options during such initial allocation year.]

[For all Contracts] We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts of which you are Owner or under which you are the Annuitant would total [$2,500,000.]

Data Page 6

Transfer Rules (see Section 4.02 of the Contract):

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

We reserve the right to:

a)	[limit transfers among or to the Variable Investment Options to no more than once every 30 days,

b)	require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,

c)	establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,

d)	reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted,

e)	restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,

f)	impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is the greatest of:

(a)	[25%] of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year; or,

(b)	the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year; or

(c)	[25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during that Contract Year.

Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [25%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.

[The following will appear if GIB or an optional GMDB has been elected.] [Transfers of amounts from your Investment Performance Account Investment Options to the Protection with Investment Performance Account Investment Options are permitted until the Owner attains age [75] or if later, the first Contract Date Anniversary. Transfers of amounts from your Investment Performance Account Investment Options to the Protection with Investment Performance Account Investment Options are not permitted after the date a Contribution is made to the Investment Performance Account Investment Options subsequent to the date the first Withdrawal is taken from the Protection with Investment Performance Account Value. The preceding sentence does not apply to subsequent Contributions received in the first 90 days after the Contract Date. Transfers and Contributions to the Protection with Investment Performance Account Investment Options may not exceed a total of $[1,500,000]].

Data Page 7

[If the Guaranteed Income Benefit Rider or an optional GMDB Rider is elected] [We reserve the right to limit aggregate Contributions and transfers to the Protection with Investment Performance Account Investment Options after the first Contract Year in which a Contribution or transfer is made to any of those Investment Options (the “initial allocation year”) to [150%] of the total amount of the Contributions and transfers to the Protection with Investment Performance Account Investment Options during such initial allocation year.]

[The following will appear if GIB or an optional GMDB has been elected.] [Contributions to the Account for Special Money Market Dollar Cost Averaging scheduled to be transferred into the Protection with Investment Performance Account Investment Options over the duration of the program will increase your [GIB Benefit Base] [or any] [GMDB Benefit Base] as of the effective date you contribute to a Special Money Market Dollar Cost Averaging Program.]

Transfers of amounts from the Protection with Investment Performance Account Investment Options to the Investment Performance Account Investment Options are not permitted, except as described in the Termination Provision of the GIB and/or GMDB Riders (Section VI), that you have elected.

We may discontinue accepting transfer requests to the Protection with Investment Performance Account Investment Options at any time with advance written notice to you.

No additional transfers may be made to the Protection with Investment Performance Account Investment Options or the supplementary contract on or after the Benefit Transaction Date.

If we discontinue transfers to the Protection with Investment Performance Account Investment Options, any subsequent automated transfer will be allocated to the Performance Account Investment Option corresponding to the Protection with Investment Performance Account Investment Options in your allocation instructions. If we are not offering such Investment Performance Account Investment Option as of the discontinuance date, we may substitute a Investment Performance Account Investment Option that has a different name or investment manager provided it has a substantially similar investment policy. ] [If a specific Protection with Investment Performance Account Investment Option is closed, we may allocate any subsequent Contributions and transfer amounts to such Protection with Investment Performance Account Investment Option to the [AXA Balanced Strategy] Investment Option.]

[This text will apply when the Endorsement Applicable to Protection with Investment Performance Account Investment Options is issued with this Contract.] [Any transfer rules described in the Endorsement Applicable to Protection with Investment Performance Account Investment Options issued with this Contract will apply.]

Withdrawals (see Section 5.01 of the Contract): Lump Sum Withdrawals: The Lump Sum Withdrawal minimum amount is [$300].

Lump sum Withdrawals will be taken in accordance with your election of (a), (b), (c) or (d) as set forth below:

a) Withdrawals will be taken on a pro-rata basis from the Protection with Investment Performance Account Investment Options only,

b) Withdrawals will be taken on a pro-rata basis from designated Investment Performance Account Investment Options,

c) Withdrawals will be taken in specified amounts, from both the Protection with Investment Performance Account Investment Options (on a pro-rata basis from such Options) and any designated Investment Performance Account Investment Options, or

d) Withdrawals will be taken in accordance with the following order i) from the Investment Performance Account Investment Options on a pro-rata basis, then ii) from the Special Money Market Dollar Cost Averaging Account, then iii) from the Protection with Investment Performance Account Investment Options on a pro-rata basis.

Data Page 8

Required Minimum Distributions and Withdrawal requests with no instructions will be taken in accordance with item d) above. We must receive your election before processing your Withdrawal request.

[The following language is applicable to Traditional IRA Contracts]

Automatic Required Minimum Distribution Withdrawals: The Automatic Required Minimum Distribution Withdrawal minimum initial amount is [$250]. See Endorsement Applicable to [Market Segment].

Contract Termination (see Section 5.02 of the Contract):

Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Contract/Certificate). A request for more than 90% of the Cash Value will be considered a request to withdraw 100% of the Cash Value.

If a withdrawal is made that would result in a Cash Value less than [$500], we will so advise you and have the right to pay you such Value. In that case, this Contract/Certificate will be terminated.

This Contract/Certificate (including any attached Endorsements and Riders) will terminate if there is no Annuity Account Value.

[The following text will appear if the Contract Owner elects GIB]

The preceding three paragraphs do not apply while you have Protection with Investment Performance Account Value under your GIB Rider.

[The following text will not appear for Inherited Traditional/Roth IRA BCO and Non-Spousal Applicable Plan Beneficiary Owned Contracts]

[Annuity Benefit Forms – (Normal Form of Annuity Benefit) (see Section 7.04 of the Contract):

[Life Annuity 10 Year Period Certain] [For annuity commencement date ages 80 and greater the “period certain” is as follows]

Annuitization Age	Length of Period Certain
[Up to age 80	10
81	9
82	8
83	7
84	6
85	5
86	4
87	3
88	2
89	1
90 through 95	0]

[The following text will not appear for Inherited Traditional/Roth IRA BCO and Non-Spousal Applicable Plan Beneficiary Owned Contracts]

[Amount of Annuity Benefit (see Section 7.05 of the Contract):

The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person’s lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% of the Annuity Account Value.]

Data Page 9

Conditions for Payment – (Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex) (see Section 7.06 of the Contract):

[6%] per year

Conditions for Payment – (Minimum Amount to be Applied to an Annuity) (see Section 7.06 of the Contract): [$2,000, as well as minimum of $20 for initial monthly annuity payment.]

Data Page 10

PART C – This part describes certain charges in your Contract.

Administrative and Other Charges Deducted from Annuity Account Value (see Section 8.01 of the Contract):

Annual	Administrative Charge: During the first two Contract Years the charge is equal to the lesser of 2% of your Annuity Account Value or [$30]. Thereafter, the maximum charge is [$30] for each Contract Year. We will deduct a charge on each Processing Date before the deduction of any other charges if your Annuity Account Value is less than [$50,000.] The Administrative Charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract is surrendered.

[The following text will appear if the Investment Performance Account Investment Options are elected.]

[The above charge will be deducted from the Annuity Account Value in the Investment Performance Account Investment Options on a pro rata basis.]

[If Protection with Investment Performance Account Investment Options are elected, the following will replace the above sentence.]

[The above charge will be deducted from the Annuity Account Value in the Investment Performance Account Investment Options on a pro rata basis. If there is insufficient value or no value in the Investment Performance Account Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special Money Market Dollar Cost Averaging, if applicable. If there is insufficient value or no value in the Account for Special Money Market Dollar Cost Averaging, if applicable, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Annuity Account Value in the Protection with Investment Performance Account Investment Options.]

Transfer Charges (see Section 8.02 of the Contract):

Currently, the number of free transfers is unlimited, subject to the terms of Sections 5.01 and 8.04. However, we reserve the right to limit the number of free transfers to [12 transfers per Contract Year].

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2% of each transaction amount] at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]

Data Page 11

Contract Fee (see Section 8.04 of the Contract):	Annual Rate of [1.70%] (equivalent to a daily rate of [.000686%]).

The Contract Fee includes the following charges:

[Operations Fee:	Annual rate of 1.10%

Administration Fee:	Annual rate of 0.25%

Distribution Fee:	Annual rate of 0.35%

Variable Investment Option Facilitation Charge:	Annual rate up to [0.45]% ]

The Variable Investment Option (“VIO”) Facilitation Charge applies to certain VIOs as indicated in the VIOs listed in Part B of these Data Pages. Unless otherwise specified, for VIOs indicated with

a single*          the annual rate is [0.25%] (equivalent to a daily rate of [.000686%]).

a double**      the annual rate is [0.35%] (equivalent to a daily rate of [.000961%]).

a triple***       the annual rate is [0.45%] (equivalent to a daily rate of [.001236%]).

We may indicate a VIO Facilitation Charge up to the maximum specified above for Variable Investment Options made available under this Contract subsequent to its Issue Date.

Data Page 12

Part E – This part describes certain Terms and Conditions applicable to the Riders issued under your Contract.

[Terms and Conditions Applicable to your Guaranteed Income Benefit (GIB) Rider. Please read the Rider for the complete provisions shown below.

Your GIB Rider is effective as of the Contract Date.

1.	The GIB Rider’s Income Benefit (Section I, second paragraph)

Your lifetime “GIB Annual Payment Amount,” as described in Section II. E. under the GIB Rider begins at the earliest of 1) the Contract Date Anniversary following the date your Protection with Investment Performance Account Value falls to zero, except as a result of an Excess Withdrawal, or 2) the Contract Date Anniversary following your [95th] birthday, or 3) the Contract Maturity Date. Prior to the commencement of lifetime annual GIB Payments, after your [first] Contract Date Anniversary, withdrawals each Contract Year from the Protection with Investment Performance Account Value that do not exceed your “GIB Annual Withdrawal Amount” as described in Section II. E., will not reduce your beginning of Contract Year GIB Benefit Base. Protection with Investment Performance Account Value, GIB Annual Withdrawal Amount, Benefit Base, and the Effect of Withdrawals on your GIB Benefit Base are described in Section II of the GIB Rider.

2.	Your GIB Annual Withdrawal Amount (Section II. B.)

The “GIB Annual Withdrawal Amount” for each Contract Year is equal to (i) the GIB Benefit Base at the beginning of the Contract Year [minus any Contributions or transfers to the Protection with Investment Performance Account Investment Options during the [four] prior Contract Years,] multiplied by (ii) the Annual Rollup Rate in effect for the first day of the Contract Year. There is no GIB Annual Withdrawal Amount before the [first] Contract Date Anniversary, or if later, in the Contract Year that the Protection with Investment Performance Account Value is first created. “GIB Benefit Base” and “Annual Rollup Rate” are defined in your GIB Rider.

3.	Automatic Payment Plan (Section II. C)

“Automatic Payment Plan” means a plan for periodic withdrawals up to the GIB Annual Withdrawal Amount each Contract Year beginning at any time after the [first] Contract Date Anniversary.

4.	Adjustment of the Benefit Base for Withdrawals; Excess Withdrawals (Section II. D.)

Except as provided in the next two paragraphs, a withdrawal from the Protection with Investment Performance Account Value reduces the GIB Benefit Base on a pro rata basis. A pro-rata reduction is determined as follows: 1) Divide the amount of your withdrawal that exceeds your GIB Annual Withdrawal Amount by your Annuity Account Value in the Protection with Investment Performance Account Value immediately preceding the withdrawal; 2) Multiply the fraction calculated in (1) by the amount of your Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

Beginning [in the second Contract Year], withdrawals from the Protection with Investment Performance Account Value during a Contract Year do not reduce the GIB Benefit Base to the extent that the total of such withdrawals does not exceed the GIB Annual Withdrawal Amount for that Contract Year. Instead, such withdrawals reduce the Annual Rollup Amount to be added to the GIB Benefit Base on the Contract Date Anniversary on a dollar for dollar basis, as described above.

In any Contract Year, a required minimum distribution withdrawal that is taken through our Automatic RMD Withdrawal Service (“RMD Withdrawal”) from the Protection with Investment Performance Account

Data Page 13

Value in excess of the GIB Annual Withdrawal Amount that is needed to meet a Required Minimum Distribution as described in “Lifetime Required Minimum Distributions” in Section III of this Rider reduces the GIB Benefit Base dollar for dollar.

“Excess Withdrawal” means the amount of any withdrawal or portion of any withdrawal taken from the Protection with Investment Performance Account Value in a Contract Year that together with all other withdrawals exceeds the GIB Annual Withdrawal Amount for that Contract Year. All withdrawals [made prior to the second Contract Year] are “Excess Withdrawals.” [An RMD Withdrawal is not an Excess Withdrawal when the Automatic RMD Withdrawal Service is elected for lifetime RMD payments as described in your Rider.] An Excess Withdrawal may reduce future benefits by more than the dollar amount of the excess withdrawal(s). “Future benefits” means Annual Withdrawal Amount withdrawals and Lifetime GIB Payments. You may contact your financial professional or the Processing Office to determine if, as of that date, a contemplated withdrawal amount would cause an Excess Withdrawal.

5.	Automatic Reset of the GIB Benefit Base (Section II. D.)

On the [third] Contract Date Anniversary that follows the Contract Date and each [third] Contract Date Anniversary thereafter, your GIB Benefit Base will reset automatically to equal the Protection with Investment Performance Account Value on that Contract Date Anniversary, if the Protection with Investment Performance Account Value is greater than the GIB Benefit Base. The Annual or Deferral Bonus (whichever applies) Rollup continues on your reset GIB Benefit Base. Resets do not occur after the Contract Date Anniversary following your [95th] birthday, or your Maturity Date, if earlier.

6.	GIB Payment Amount (Section II. E.)

The “Lifetime GIB Payment Amount” is based upon your GIB Benefit Base on the Benefit Transaction Date. We determine the GIB Benefit Base on the Benefit Transaction Date as though the Benefit Transaction Date is the Contract Date Anniversary. The Lifetime GIB Payment Amount is equal to the Benefit Base multiplied by the applicable GIB Payment Factor shown in the Table below. Payments will be made on a single life basis unless you elect payments on a joint life basis, with your spouse as the joint life payee. Joint life payments are based on the younger spouse’s age. You must notify us of this election within [30 days] following the Benefit Transaction Date.

GIB Payment Table

Age on Benefit Transaction Date	GIB Payment Factor Applied to GIB Benefit Base
	Single Life	Joint Life
Up to Age [85	[4%	3.25%
Ages 86 – 94	5%	4.00
Age 95]	6%	4.50	]

7.	The Cost of this Rider (Section V)

The current charge for this benefit is [0.95%] of the GIB Benefit Base on your Contract Date Anniversary. The maximum charge upon reset for this benefit is [1.25%] of the Rider’s Benefit Base.

We will determine and deduct the above charge annually from your Protection with Investment Performance Account Value on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charge for the portion of any Contract Year in which this Rider is terminated pursuant to Section VI of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity

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Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charge will be deducted from the Annuity Account Value in the Protection Account Investment Options on a pro rata basis.]

[Terms and Conditions Applicable to your Guaranteed Minimum Death Benefit (GMDB) Rider. Please read the Rider for the complete provisions shown below.

Your GMDB Rider is effective as of the Contract Date.

1.	The “Greater of” Death Benefit Rider’s Death Benefit (Section I, fourth paragraph)

The GMDB under the Contract will be the greater of the Annual Rollup to Age [85] Benefit Base or the Highest Anniversary Value to Age [85] Benefit Base. The Protection with Investment Performance Account Value, operation of the Annual Rollup to Age [85] Benefit Base and the Highest Anniversary Value to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Bases, the cost of this Rider and how this Rider may terminate are described in the Rider

Your Death Benefit amount under this Rider is determined by comparing the Protection with Investment Performance Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit.

2.	GMDB Benefit Base (Section II, B)

Your GMDB Benefit Base is the greater of the Annual Rollup to Age [85] Benefit Base (“Rollup Benefit Base”) and the Highest Anniversary Value to Age [85] Benefit Base (“Highest Anniversary Value Benefit Base”). Your benefit base stops rolling up and ratcheting on the Contract Date Anniversary following your [85th] birthday. Your initial Rollup Benefit Base and Highest Anniversary Value Benefit Base are each equal to your initial Contribution or transfer, whichever comes first, to the Protection with Investment Performance Account Investment Options. Thereafter, each Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the Protection with Investment Performance Account Investment Options, and each Benefit Base is adjusted for withdrawals. The way we calculate your Rollup Benefit Base and Highest Anniversary Value Benefit Base is more fully described in your Rider.

3.	Annual Adjustment of the GMDB Rollup Benefit Base with the Annual Rollup Amount (Section II. B.)

Your GMDB Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMDB Rollup Benefit Base at the beginning of the Contract Year; plus

(ii)	Contributions and transfers to the Protection with Investment Performance Account Investment Options during the Contract Year; minus

(iii)	any adjustments for Excess Withdrawals (defined below) from the Protection with Investment Performance Account Value during the Contract Year, [including for any required minimum distribution withdrawal not taken through our Automatic RMD Withdrawal Service, in excess of your GIB Annual Withdrawal Amount, minus

(iv)	any required minimum distribution withdrawals taken through our Automatic RMD Withdrawal Service (which are not treated as Excess Withdrawals) from your Protection with Investment Performance Account Value during the Contract Year to the extent such withdrawals exceed Annual Withdrawal Amount withdrawals from the Protection with Investment Performance Account Value] during the Contract Year; plus

(v)	the Annual Rollup Amount for the Contract Date Anniversary reduced by any withdrawals up to the GIB Annual Withdrawal Amount as described in the GIB Rider.

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“Excess Withdrawal” means any withdrawal or portion of a withdrawal taken from the Protection with Investment Performance Account Value during a Contract Year that, together with all other amounts withdrawn from the Protection with Investment Performance Account Value during that year, causes the total of such withdrawals to exceed the GIB Annual Withdrawal Amount. An Excess Withdrawal may reduce future benefits by more than the dollar amount of the excess withdrawal(s).

Annual Adjustment of the GMDB Rollup Benefit Base with the Deferral Bonus Rollup Amount Prior to taking a withdrawal under your Contract from the Protection Account, instead of the adjustment described above, your GMDB Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMDB Rollup Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the Protection with Investment Performance Account Investment Options during the Contract Year, plus

(iii)	the Deferral Bonus Rollup Amount for the Contract Date Anniversary.

Once a withdrawal is made under your Contract from the Protection Account, no Deferral Bonus Rollup Amount adjustment is made to your GMDB Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years. In those Contract Years, any adjustment to your GMDB Rollup Benefit Base will be done according to the provision above entitled “Annual Adjustment of the GMDB Rollup Benefit Base with the Annual Rollup Amount.”

4.	Automatic Reset of the Rollup Benefit Base

On the [third] Contract Date Anniversary that follows the Contract Date and each [third] Contract Date Anniversary thereafter, your Rollup Benefit Base will reset automatically to equal the Protection with Investment Performance Account Value on that Contract Date Anniversary, if the Protection with Investment Performance Account Value is greater than the Rollup Benefit Base. The Annual or Deferral Bonus (whichever applies) Rollup continues on your reset Rollup Benefit Base. Resets do not occur after the Contract Date Anniversary following your [85th] birthday, or your Maturity Date, if earlier.

5.	The Cost of This Rider (Part IV)

The current charge for this Rider is [0.95%] of the GMDB Benefit Base. This charge is based on the greater of the Rollup and the Highest Anniversary Value Benefit Bases on your Contract Date Anniversary. The maximum charge upon reset for this benefit is [1.10%] of the Rider’s Benefit Base.

We will determine and deduct the above charge annually from your Protection with Investment Performance Account Value on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Section V. of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charge will be deducted from the Protection with Investment Performance Account Value on a pro-rata basis.]

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[Terms and Conditions Applicable to your Guaranteed Minimum Death Benefit (GMDB) Rider. Please read the Rider for the complete provisions shown below.

Your	GMDB Rider is effective as of the Contract Date.

1.	The “Highest Anniversary Value to Age [85]” Death Benefit Rider’s Death Benefit (Section I, fourth paragraph)

The GMDB under the Contract will be the Highest Anniversary Value to Age [85] Benefit Base. The Rider describes the operation of the Highest Anniversary Value to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Base, the cost of this Rider and how this Rider may terminate.

Your Death Benefit amount under this Rider is determined by comparing the Protection with Investment Performance Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit.

2.	Your GMDB Benefit Base is the Highest Anniversary Value to Age [85] Benefit Base (“Highest Anniversary Value Benefit Base”). Your initial Highest Anniversary Value Benefit Base is equal to your initial Contribution or transfer to the Protection with Investment Performance Account Investment Options. Thereafter, the Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer from an Investment Performance Account Investment Option to a Protection with Investment Performance Account Investment Option, and the Benefit Base is adjusted for withdrawals. The way we calculate your Highest Anniversary Value Benefit Base is described below.

On each Contract Date Anniversary up to the Contract Date Anniversary following your [85th] birthday, if the Protection with Investment Performance Account Value is greater than the current Highest Anniversary Value Benefit Base, the Highest Anniversary Value Benefit Base is reset to equal the Protection with Investment Performance Account Value.

3.	The Cost of This Rider (Section V)

The charge for this benefit is [0.25%] of the Highest Anniversary Value Benefit Base. This charge is based on the Highest Anniversary Value Benefit Base on your Contract Date Anniversary.

We will determine and deduct the above charge annually from your Protection with Investment Performance Account Value on each Contract Anniversary for which the Rider is in effect. We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Section VI. of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charge will be deducted from the Protection with Investment Performance Account Value on a pro-rata basis.

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